Exhibit (h)(20)

POWERSHARES EXCHANGE-TRADED FUND TRUST II

PURCHASING FUND AGREEMENT

This Purchasing Fund Agreement (the “Agreement”) is made as of the date set forth below between the PowerShares Exchange-Traded Fund Trust II (the “Trust”) and MassMutual Premier Funds, on behalf of its MassMutual Barings Dynamic Allocation Fund series (the “Purchasing Fund”).

WHEREAS, Section 12(d)(1)(A) (“Section 12(d)(1)(A)”) of the Investment Company Act of 1940, as amended (the “1940 Act”), limits investment by an investment company, as defined in the 1940 Act, and affiliates of such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, the Trust is an investment company registered as such under the 1940 Act; and is organized as a series fund with multiple separate series (each such series an “ETF” and collectively the “ETFs”); and

WHEREAS, the Trust is an investment company registered as such under the 1940 Act; and is organized as a series fund with multiple separate series (each such series an “ETF” and collectively the “ETFs”); and

WHEREAS, the Trust has received an exemptive order under Section 12 (d)(1)(j) of the 1940 Act for those funds that are not investing their assets in a way that would qualify them as fund-of-funds. A list of the exchange traded funds that would be considered fund-of-funds and therefore excluded from this Agreement is enclosed herein as Exhibit A (the “Excluded Funds”); and

WHEREAS, the Purchasing Fund is a registered investment company or otherwise meets the definition of “investment company” under the 1940 Act; and

WHEREAS, the Securities and Exchange Commission (the “Commission”) has granted an order (Rel. No. 1C-27743) exempting the Trust and certain investment companies investing in the Trust from the limits of Section 12(d)(1)(A) (such order and the application therefor together, the “Order”); and

WHEREAS, in reliance on the Order, the Purchasing Fund may acquire shares in the ETFs (“Shares”) in excess of the limits imposed by Section 12(d)(1)(A); and

WHEREAS, pursuant to the conditions set forth in the Order, each Purchasing Fund must enter into a written agreement with the Trust prior to acquiring Shares in excess of the limits imposed by Section 12(d)(1)(A);

NOW, THEREFORE, the Trust and the Purchasing Fund agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

2. The members of the Purchasing Fund Adviser Group will not control (individually or in the aggregate) an ETF within the meaning of Section 2(a)(9) of the 1940 Act. The members of a Purchasing Fund Subadviser Group will not control (individually or in the aggregate) an ETF within the meaning of Section 2(a)(9) of the 1940 Act. If, as a result of a decrease in the outstanding voting securities of an ETF, the Purchasing Fund Adviser Group or the Purchasing Fund Subadviser Group, each in the aggregate, becomes a holder of more than 25 percent of the outstanding voting securities of an ETF, it will vote its shares of the ETF in the same proportion as the vote of all other holders of the ETF’s shares. This condition does not apply to the Purchasing Fund Subadviser Group with respect to an ETF for which the Purchasing Fund Subadviser or a person controlling, controlled by, or under common control with the Purchasing Fund Subadviser acts as the investment adviser within the meaning of Section 2(a)(20)(A) of the 1940 Act (in the case of an open-end exchange-traded fund) or as the sponsor (in the case of a UIT ETF).

For purposes of this Agreement, the “Purchasing Fund Adviser Group” consists of the Purchasing Fund investment adviser or manager, sponsor, and/or depositor, as applicable, and any person controlling, controlled by, or under common control with the Purchasing Fund’s investment adviser or manager, sponsor and/or depositor, and any investment company or any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act that is advised by the Purchasing Fund’s adviser or manager or sponsored by the Purchasing Fund’s sponsor and/or depositor, or any person controlling, controlled by, or under common control with the Purchasing Fund’s investment adviser or manager, sponsor, and/or depositor, as applicable. For purposes of this Agreement, a “Purchasing Fund Subadviser Group” consists of any subadviser to such Purchasing Fund, any person controlling, controlled by, or under common control with such subadviser, and any investment company or issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act (or portion of such investment company or issuer) advised or sponsored by such subadviser or any person controlling, controlled by or under common control with such subadviser.

3. The Purchasing Fund Adviser, or Trustee or Sponsor of the Purchasing Fund, will waive fees otherwise payable to it by the Purchasing Fund in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by an ETF under Rule 12b-1 under the 1940 Act) received from an ETF by the Purchasing Fund Adviser, Trustee or Sponsor, or an affiliated person of the Purchasing Fund Adviser, Trustee or Sponsor, other than any advisory fees paid to the Purchasing Fund Adviser, Trustee, or Sponsor or its affiliated person by the ETF, in connection with the investment by the Purchasing Fund in the ETF. Any Purchasing Fund Subadviser will waive fees otherwise payable to the Purchasing Fund Subadviser, directly or indirectly, by the Purchasing Fund in an amount at least equal to any compensation received from an ETF by the Purchasing Fund Subadviser, or an affiliated person of the Purchasing Fund Subadviser, other than any advisory fees paid to the Purchasing Fund Subadviser or its affiliated person by the ETF, in connection with any investment by the Purchasing Fund in the ETF made at the direction of the Purchasing Fund Subadviser. In the event that the Purchasing Fund Subadviser waives fees, the benefit of the waiver will be passed through to the Purchasing Fund.

4. Before approving any advisory contract under Section 15 of the 1940 Act, the board of directors or trustees of the Purchasing Fund, including a majority of the disinterested directors or trustees, will find that the advisory fees charged under such advisory contract are based on services provided that will be in addition to, rather than duplicative of, the services provided under the advisory contract(s) of an ETF in which the Purchasing Fund may invest. These findings and their basis will be recorded fully in the minute books of the Purchasing Fund.

5. The Purchasing Fund or any Purchasing Fund Affiliate will not cause any existing or potential investment by the Purchasing Fund in an ETF to influence the terms of any services or transactions between the Purchasing Fund or Purchasing Fund Affiliate and the ETF or ETF Affiliate.

For purposes of this Agreement, the term “Purchasing Fund Affiliate” includes an investment adviser, sub-adviser, sponsor, promoter, and principal underwriter of a Purchasing Fund, and any person controlling, controlled by, or under common control with any of those entities within the meaning of Section 2(a)(9) of the 1940 Act.

6. If the Purchasing Fund is a management company, as defined in Section 4 of the 1940 Act (a “Management Company”), before the Purchasing Fund relies on the Order, the board of directors or trustees of the Purchasing Fund, including a majority of the disinterested directors or trustees, will adopt procedures reasonably designed to assure that the Purchasing Fund Adviser and any Purchasing Fund Subadviser are conducting the investment program of the Purchasing Fund without taking into account any consideration received by the Purchasing Fund or a Purchasing Fund Affiliate from an ETF or an affiliate of an ETF in connection with any services or transactions. Proper evidence of such approval, including but not limited to, certified resolutions of the Board as to the foregoing approval, shall be provided to the Trust upon request.

7. No Purchasing Fund or Purchasing Fund Affiliate will cause an ETF to purchase a security in any Affiliated Underwriting, except to the extent that it is acting in its capacity as an investment adviser to the Trust. Nothing in this Agreement, however, shall limit the authority of the Trust to accept and satisfy in-kind creation orders and redemption requests from a Purchasing Fund or an Underwriting Affiliate that is also an Authorized Participant in the ordinary course of business.

For purposes of this Agreement, the term “Affiliated Underwriting” means an offering of Securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate. For purposes of this Agreement, the term “Underwriting Affiliate” means a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor of the Purchasing Fund, or a person of which any such officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor is an affiliated person. An Underwriting Affiliate does not include any person whose relationship to the Trust is covered by Section 10(f) of the 1940 Act.

8. The Purchasing Fund will not acquire Shares in excess of the limits of Section 12(d)(1)(A) unless and until the Purchasing Fund and the Trust have executed this Agreement and complied with the terms and conditions hereof. At the time of its investment in Shares of an ETF in excess of the limit in Section 12(d)(1)(A)(i), the Purchasing Fund will notify the Trust of the investment. At such time, the Purchasing Fund will also transmit to the Trust a list of the names of each Purchasing Fund Affiliate and Underwriting Affiliate. The Purchasing Fund will notify the Trust of any changes to the list of names as soon as reasonably practicable after the change occurs.

9. The Purchasing Fund represents and warrants to the Trust that the Purchasing Fund’s board of directors or trustees, trustee, investment adviser or manager, sponsor, and/or depositor, as applicable, have received a copy of and have read and understand the terms and conditions of the Order, and agree to fulfill their responsibilities under the Order. The Purchasing Fund further represents and warrants to the Trust that the foregoing persons understand that the Order pertains only to investments in the Trust and not to investments in any other investment company. The Purchasing Fund understands that this Agreement is entered into in furtherance of, and pursuant to, the Order, and agrees that this Agreement shall be interpreted consistently therewith.

10. The Purchasing Fund agrees that it has sole responsibility under the Order and this Agreement to monitor the limits of Section 12(d)(1)(A) as they pertain to its acquisition of Shares.

11. The Purchasing Fund represents and warrants to the Trust that, if it is a Management Company, its investment adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or is exempt from such registration.

12. The Purchasing Fund represents and warrants to the Trust that, if it purchases Creation Units directly from the Trust, it will do so only in compliance with the Purchasing Fund’s investment restrictions and only if so doing is consistent with the investment policies set forth in the Purchasing Fund’s registration statement under the Securities Act of 1933.

13. The Purchasing Fund and the Trust agree that each shall preserve a copy of this Agreement, the list of Purchasing Fund Affiliates and Underwriting Affiliates and a copy of the Order for the duration of the investment and for a period of not less than six (6) years thereafter, the first two years shall be maintained by the Purchasing Fund and the Trust in an easily accessible place.

14. The Purchasing Fund represents and warrants to the Trust that it understands and complies with the National Association of Securities Dealers, Inc. Conduct Rule 2830 and that any sales charge and/or service fees (other than customary brokerage fees) charged with respect to shares in the Purchasing Fund will not exceed the limits applicable to a fund of funds as set forth in that rule.

15. If it is acquiring Shares in excess of either (i) the 5% limit of Section 12(d)(1)(A)(ii) of the 1940 Act or (ii) the 10% limit of Section 12(d)(1)(A)(iii) of the 1940 Act, the Purchasing Fund represents and warrants to the Trust, and agrees, that its prospectus will disclose in “plain English” the fact that it may invest in exchange-traded funds and the unique characteristics of a fund that invests in exchange-traded funds, including but not limited to the expense structure and any additional expenses of investing in exchange-traded funds.

16. Any of the provisions of this Agreement notwithstanding, the Purchasing Fund represents and warrants to the Trust that it operates, and will continue to operate, in compliance with the 1940 Act, and the Commission’s rules and regulations thereunder. The Purchasing Fund agrees that the Trust is entitled to rely on the representations contained in this Agreement and that the Trust has no independent duty to monitor the Purchasing Fund’s compliance with this Agreement, the Order, the 1940 Act, or the Commission’s rules and regulations thereunder.

17. A copy of the Agreement and Declaration of Trust of the MassMutual Premier Funds (the “Premier Trust”) is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the trustees of the Premier Trust as trustees and not individually and that the obligations of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Purchasing Fund.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 14th day of November, 2011.

MASSMUTUAL PREMIER FUNDS, on behalf of its MASSMUTUAL BARINGS DYNAMIC ALLOCATION FUND series

By:	/s/ Nicholas H. Palmerino

Name:	Nicholas H. Palmerino

Title:	CFO and Treasurer

ACCEPTED:

POWERSHARES EXCHANGE-TRADED0 FUND TRUST II

By:	/s/ Anna Paglia

Name:	Anna Paglia

Title:	Secretary

Exhibit A

Excluded Funds under Trust II

PowerShares CEF Income Composite Portfolio (PCEF)

PowerShares Riverfront Tactical Balanced Growth Portfolio (PAO)

PowerShares Riverfront Tactical Growth & Income Portfolio (PCA)

PowerShares Ibbotson Alternative Completion Portfolio (PTO)

PowerShares KBW High Dividend Yield Financial Portfolio (KBWD)

PowerShares Senior Loan Portfolio (BKLN)